EMPLOYMENT AGREEMENT

        This Employment Agreement is made effective as of this 1st day of July, 2001, by and between Fortune Natural Resources Corporation, a Delaware corporation (“Employer”) and Tyrone J. Fairbanks (“Employee”).

        WHEREAS, prior to the date hereof, Employee served in the employ of Employer in the capacity of president and chief executive officer pursuant to an employment agreement dated June 1, 1997; and

        WHEREAS, the parties desire to abrogate their earlier employment agreement and their respective rights and duties thereunder in favor of the terms and conditions set forth herein; and

        WHEREAS, Employer’s board of directors desires to recognize Employee’s continuing importance to the ongoing operations of Employer and Employee’s knowledge of and experience with the business of Employer and desires to provide an incentive and inducement for Employee to continue in his present capacity; and

        WHEREAS, Employee is willing to continue in the employ of Employer on the terms and conditions and for the term set forth herein.

        NOW, THEREFORE, in consideration of the foregoing, and of the mutual and dependent covenants hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

        1.         EMPLOYMENT AND DUTIES

        Employer hereby employs Employee on the terms and conditions hereinafter set forth as its president and chief executive officer, or such other executive capacity as the Board of Directors may from time to time prescribe, and Employee hereby accepts such employment upon such terms and conditions for the period hereinafter fixed. Employee shall not be required to spend any extended periods outside the Houston, Texas metropolitan area, except that Employee agrees to make routine business trips of reasonable duration for the benefit of Employer and its business and in the discharge of Employee’s duties hereunder.

        2.         PERFORMANCE

        Employee agrees to devote substantially all of his business time and efforts to the performance of his duties as an executive of Employer as specified from time to time by the Board of Directors of Employer. During the term of this Agreement, Employee shall not engage in any business that is competitive with Employer, either through ownership (other than ownership of securities of publicly held corporations of which Employee owns less than 5% of any class of outstanding securities) or as a director, officer, agent, employee or consultant.

        3.         TERM

        The period of employment hereunder shall commence on the date hereof and shall terminate June 30, 2004 (the “Termination Date”), provided, however, that the term hereof shall be automatically extended on the tenth day of each and every calendar month during the term of this Agreement for an additional calendar month so that at the beginning of each and every month during the term of this Agreement there shall be remaining a term of three (3) years. The foregoing notwithstanding, either party hereto may deliver to the other a written notice of termination, to be effective (A) on the Termination Date if delivered more than six (6) months prior to the Termination Date or (B) the first day of the calendar month next following six (6) months from the date of such delivery, if such delivery occurs at any time after a date six (6) months prior to the Termination Date.

        4.         COMPENSATION AND EXPENSES

        For all services to be rendered by Employee hereunder, Employer agrees to pay Employee, in a manner consistent with the payment policies of Employer, the sum of One Hundred Ninety-Two Thousand Dollars ($192,000) per year subject to all legally-required deductions. Employee’s salary shall be increased annually, effective on the anniversary of the effective date of this Agreement, by four percent (4.0%) of the amount payable hereunder immediately prior to such adjustment.

        In addition to such annual compensation, Employee shall also be entitled to participate in bonus and option plans which may be awarded from time to time in the absolute discretion of the Board of Directors. Employee shall also be reimbursed for reasonable expenses incurred on behalf of Employer upon presentation to Employer of a reasonably detailed statement of the expenses for which reimbursement is claimed.

        5.         VACATION

        Employee shall have the right to six (6) weeks of vacation each year from his duties as herein described. During such vacation period, the compensation payable to Employee pursuant to the provisions hereof shall continue. Employee’s exercise of his rights hereunder shall be consistent with all policies of Employer relating to the use of vacation time.

        6.         BENEFITS

        (A)         Employee shall be provided with an automobile appropriate for his executive capacity with Employer. Employer shall pay all costs and expenses of maintaining said automobile, including upkeep, gasoline, and insurance.

        (B)         Employer shall maintain insurance on Employee’s life in the amount of One Million Dollars ($1,000,000) which shall be payable, upon Employee’s death during the Employment Period, to Employee’s designated beneficiary or to Employee’s estate if no beneficiary has been designated.

        (C)         Employer shall continue in force the executive disability policy previously obtained on behalf of Employee.

        (D)         In addition to the compensation provided for herein, Employee will also be entitled to participate in all benefits of employment generally available to all other executives of Employer on a commensurate basis as may be offered from time to time by Employer to its other employees similarly situated in experience, including, without limitation, group health, disability, and life insurance benefits and participation in any incentive compensation, bonus, pension, profit sharing, and stock option plans established by Employer.

        7.         PROPRIETARY INFORMATION

        Employee will not at any time disclose or use, except in the pursuit of the business of Employer and any subsidiary thereof, any proprietary information of Employer without regard to whether such information is embodied in writing or some other physical form. For purposes of this Agreement, the phrase “proprietary information of Employer” means all information which is known only to employees of Employer or its subsidiaries or others in a confidential relationship with Employer and relates to specific technical matters or specific business matters of Employer.

        Employee will not at any time remove from the premises of Employer, except in the pursuit of the business of Employer, any document, component, device, record, or other information of Employer, such documents, components, devices, records, or other information, whether developed by Employee or other employees of Employer, being the exclusive property of Employer.

        8.         TERMINATION AND DISABILITY

        (A)         Employer reserves the right, at its option, to terminate this Agreement on written notice to Employee in the event Employee (i) is convicted of a felony or crime involving moral turpitude, (ii) misappropriates funds of Employer, or (iii) materially breaches any of the provisions hereof or fails to materially comply with directives of Employer’s board of directors, where said breach or failure has not been cured within ninety (90) days from the date of written notice of such breach or failure.

        (B)         This Agreement shall terminate upon the occurrence of (i) completion of the term of this Agreement, when a notice of such termination is delivered, in writing, by either party to the other, pursuant to Section 3, above; (ii) Employee’s death; (iii) the conditions specified in Section 8(A) above; or (iv) inability of Employee, because of physical or mental disability, to perform efficiently all of the duties of his employment hereunder for an aggregate of six (6) months during any twelve (12) month period.

        (C)         During the period of any such disability as referred to in Section 8(B)(iv), and until employment hereunder is terminated pursuant to its provisions, Employee shall be entitled to all compensation and other benefits to which he would otherwise be entitled hereunder had such disability not occurred, less the aggregate amount of any payments under either disability insurance policies maintained by Employer or programs of federal or state governments. Employee agrees to apply for all payments to which he is entitled under said policies or programs. Employee shall give Employer notice of any disability hereunder and the receipt of all payments received from said policies or programs.

        (D)         Upon termination of Employee’s employment hereunder and the satisfaction of all obligations due Employee hereunder, Employer shall have no further obligation to Employee.

        (E)         In the event that, within two years following a change in control, Employee’s employment under this Agreement is terminated by either Employer or Employee for any reason, either voluntary or involuntary, other than for the reasons set forth in Section 8(A), above, Employee shall be entitled to receive, at his election, either (i) a lump-sum payment equal to two and one-half times the annual compensation which he was paid during the twelve-month period immediately prior to termination due to the change in control or (ii) an amount equal to three times such annual compensation and bonus paid in 36 equal consecutive monthly payments beginning in the month immediately following such termination. For the purposes of this Agreement, a “change in control” shall be deemed to have occurred if, as the result of a tender offer, exchange offer, merger, consolidation, sale of assets, acquisition of assets, contested election of directors, or any combination thereof (a “Transaction”), the persons who were directors of Employer immediately prior to the Transaction cease to constitute at least two-thirds of the membership of the board of directors of, or any parent of, or successor to, Employer within one year following the transaction.

        In the event of such a termination within two years of a change in control, (i) the rights of Employee under any applicable retirement, profit sharing, or stock option plan of Employer shall continue to be governed by the terms of such plans in existence as of the date of termination, except that the exercise price of all shares covered by options which are vested in Employee as of the date of termination shall be reduced to $.01 per share and (ii) Employee shall be entitled to participate, on substantially the same basis as was provided to Employee prior to termination, in Employer’s group health plans or arrangements for employees and dependents on a basis commensurate with Employer’s employees similarly situated in experience and seniority until Employee shall reach age 65. In the event Employee cannot, for any reason, qualify for group health coverage, Employer shall provide, at its sole cost and expense, Employee with individual family coverage until Employee shall reach age 65, on substantially the same basis as was provided to Employee prior to termination. To the extent that any shares of stock of Employer owned by Employee or underlying options held by Employee (Unregistered Securities) are not registered under the Securities Act of 1933 (the Act), Employee may, by written demand, on one occasion following a termination pursuant to this Section 8(E), request that Employer prepare and file a registration statement and such other documents as may be necessary to promptly effect such a registration, so as to permit a public offering and sale of such securities.

        As used in this Section 8, this Agreement shall also be considered to be “terminated following a change in control”, at the sole election of Employee, if (i) the principal place at which Employee’s duties are to be performed is moved to a location outside the Houston, Texas metropolitan area, (ii) the benefits or prerequisites provided to or the responsibilities, authorities, or functions of Employee are substantially reduced, or (iii) Employee’s working conditions are substantially adversely altered.

        In the event of termination of this Agreement under the circumstances described in this Section 8(E), the arrangements provided for by this Agreement, by any stock option or other agreement between Employer or any of its subsidiaries and Employee in effect at the time and by any other applicable plan of Employer or any of its subsidiaries, including participation in Employer’s group health plans or arrangements as specified in this Section 8(E), will constitute the entire obligation of Employer to Employee and performance thereof will constitute full settlement of any claim that Employee might otherwise asset against Employer on account of such termination.

        9.         INDEMNITY

        To the extent permitted by applicable law, Employer agrees to indemnify Employee and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer, and shall maintain coverage for him under liability insurance policies now in effect or hereafter obtained during the term of this Agreement covering the other officers and directors of Employer. Employer shall pay all expenses, including reasonable attorney’s fees and the amounts of court approved settlements, actually incurred by Employee in connection with the defense of any action, suit, or proceeding, and in connection with any appeal thereon, which has been or which may be brought against Employee by reason of Employee’s services as a director, officer or agent of Employer or subsidiary thereof.

        10.         NOTICE

        Unless otherwise directed in writing, any and all notices to Employer referred to herein shall be sufficient if furnished in writing, sent by certified mail to the following address:

Fortune Natural Resources Corporation
One Commerce Green
515 W. Greens Road, Suite 720
Houston, Texas 77067

and to Employee:

Tyrone J. Fairbanks
125 Grogans Point Road
The Woodlands, Texas 77380

        11.         ASSIGNMENT

        The rights and benefits of Employer under this Agreement shall only be transferable by Employer to successors of Employer pursuant to a corporate reorganization such as a merger or sale of substantially all of the assets of Employer, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, said successors-in-interest; provided, however, that Employer shall not enter into a merger or consolidation with and into another corporation which results in the termination of Employer’s separate corporate existence unless effective provisions shall have been made with the surviving corporation for the continued employment of Employee generally upon the same terms and conditions set forth in this Agreement. Notwithstanding any such provisions, Employee shall be entitled to the rights set forth in Section 8(E), above.

        This Agreement is personal to Employee and cannot be assigned, nor may duties of Employee hereunder be delegated. Any attempted assignment or delegation by Employee shall render this Agreement null and void at the option of Employer.

        12.         BINDING EFFECT

        The terms, conditions, covenants, and agreements set forth herein shall inure to the benefit of, and be binding upon, the heirs, administrators, successors, and assigns of each of the parties hereto and upon any corporation, entity, or person with which any of the parties hereto may become merged, consolidate, combined, or otherwise affiliated.

        13.         WAIVER

        The waiver of either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as the waiver of any subsequent breach of such other party.

        14.         ATTORNEYS' FEES

        In the event that any action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to an award of reasonable attorney’s fees and costs.

        15.         ENTIRE AGREEMENT

        This Agreement represents the entire agreement between the parties hereto, and other or prior understandings, agreements, and contracts are hereby canceled without further liability whatsoever as to either party.

        16.         AMENDMENT

        This Agreement shall not be altered or modified except by further written agreement between the parties.

        17.         CHOICE OF LAW

        This Agreement shall be interpreted, construed, and applied according to the laws of the State of Texas applicable to contracts made and performed within such State.

        IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

FORTUNE NATURAL RESOURCES CORPORATION
By: /s/ Dean W. Drulias Executive Vice President

/s/ Tyrone J. Fairbanks